UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )
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HAEMONETICS CORPORATION

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HAEMONETICS®

HAEMONETICS CORPORATION

Notice of Annual Meeting of Stockholders

July 30, 2009

To the Stockholders:

The Annual Meeting of our Stockholders will be held on Thursday, July 30, 2009 at 9:30 a.m. at our Corporate Offices located at 400 Wood Road, Braintree, Massachusetts for the following purposes:

1.	To elect two Directors as more fully described in the accompanying Proxy Statement.

2.	To ratify the selection of Ernst & Young LLP as independent registered public accountants for fiscal year 2010.

3.  To consider and act upon any other business which may properly come before the meeting.

The Board of Directors has fixed the close of business on June 4, 2009 as the record date for the meeting. All stockholders of record on that date are entitled to notice of and to vote at the meeting.

Whether or not you plan to attend the meeting, please complete and return the enclosed proxy in the envelope provided or vote by telephone or the Internet pursuant to instructions provided with the proxy.

By Order of the Board of Directors

/s/  Alicia R. Lopez
Alicia R. Lopez
Secretary

Braintree, Massachusetts
June 18, 2009

HAEMONETICS CORPORATION
PROXY STATEMENT

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Haemonetics Corporation (the “Company”) for use at the Annual Meeting of Stockholders (the “Meeting”) to be held on Thursday, July 30, 2009 at the time and place set forth in the Notice of Meeting, and at any adjournment thereof.

On approximately June 18, 2009, the Company began mailing to shareholders either this Proxy Statement or a Notice of Internet Availability of Proxy Materials containing instructions on how to access proxy materials via the Internet and how to vote online at https://www.proxyvotenow.com/hae. Shareholders who have received a Notice of Internet Availability can request a paper copy of the proxy materials by contacting our transfer agent, Registrar and Transfer Company, at 10 Commerce Drive, Cranford, New Jersey 07016. There is no charge to you for requesting a copy.

Voting

If a proxy is properly delivered, it will be voted in the manner directed by the stockholder. This year, stockholders have the ability to choose from four means of voting: (1) mailing of a proxy card, (2) via telephone, by calling 1-866-564-2331, (3) via internet, by using https://www.proxyvotenow.com/hae, or (4) in person at the Meeting. If no instructions are specified with respect to any particular matter to be acted upon, the proxy will be voted in favor of the election of directors as set forth in this Proxy Statement and FOR Item 2 listed in the Notice of the Meeting. For both Internet and telephone voting you will have the ability to confirm that your vote has been properly recorded.

Any person delivering a proxy has the power to revoke it by voting in person at the Meeting or by giving written notice of revocation to the Secretary of the Company at any time before the proxy is exercised. Alternatively, any person wishing to revoke a vote submitted by telephone or internet may (a) simply re-vote in the same manner and the last received vote cast will be recorded in the final tally or (b) vote in person at the Meeting.

Directions to the Meeting may be obtained by contacting Investor Relations. If calling from within the United States, please call (800) 225-5242 extension 9457. International callers, please use (781) 356-9457. To contact us in writing:

Haemonetics Corporation

Attn: Investor Relations
400 Wood Road
Braintree, MA 02184

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on July 30, 2009

The Company’s 2009 Annual Report, this Proxy Statement, and a form of proxy are available at http://www.proxyvotenow.com/hae.

Quorum

A majority of the votes entitled to be cast on the matter must be present in person or be represented by proxy at the Meeting in order to constitute a quorum for the election of any director or for the consideration of any question.

The election of the nominees for director will be decided by plurality vote. To approve Item 2 listed in the Notice of Meeting, it is necessary that the votes cast favoring the action exceed the votes cast opposing the action.

Abstentions and “non-votes” are counted as present in determining whether the quorum requirement is satisfied. A “non-vote” occurs when a nominee holding shares for a beneficial owner is present or represented at the Meeting but does not vote on a particular matter. Abstentions and broker non-

votes will not be taken into account in determining the outcome of the election of directors and in determining the outcome of the votes on Item 2.

However, under a policy adopted by the Board of Directors, in an uncontested election, any nominee for director who does not receive the favorable vote of at least a majority of the votes cast with respect to such director is required to tender his or her resignation to the Board of Directors. For purposes of the policy, a majority of votes cast means that the number of shares voted “for” a director’s election exceeds 50% of the number of votes cast with respect to that director’s election.

Votes cast include votes to withhold authority and exclude abstentions with respect to that director’s election.

The Nominating and Governance Committee will make a recommendation to the Board as to whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the committee’s recommendation and publicly disclose its decision, and the rationale behind it, within 90 days from the date of the certification of the election results. The director who tenders his or her resignation will not participate in the committee’s recommendation or in the Board’s decision.

If a majority of the members of the committee fail to receive a “majority vote” in the same election, then the independent directors on the full Board of Directors shall appoint a committee from among themselves to consider the resignations and recommend to the Board whether to accept them.

If a director’s resignation is not accepted by the Board of Directors, the director shall continue to serve for the balance of the term for which he or she was elected and until his or her successor is duly elected, or his or her earlier resignation or removal.

If a director’s resignation is accepted by the Board of Directors, then the Board of Directors may fill any resulting vacancy pursuant to the by-laws of the Company or may decrease the size of the Board of Directors pursuant to the by-laws of the Company.

Solicitation of Proxies

The Company will bear the cost of this solicitation. It is expected that the solicitation will be made primarily by mail, but regular employees (none of whom will receive any extra compensation for their activities) or representatives of the Company may also solicit proxies by telephone, e-mail or in person and arrange for brokerage houses and their custodians, nominees and fiduciaries to send proxies and proxy materials to their principals at the expense of the Company. The Company’s principal executive offices are located at 400 Wood Road, Braintree, Massachusetts, USA 02184-9114, telephone number (781) 848-7100.

Record Date and Voting Securities

Only stockholders of record at the close of business on June 4, 2009 are entitled to notice of and to vote at the meeting. On that date, the Company had outstanding and entitled to vote 25,675,171 shares of common stock with a par value of $.01 per share. Each outstanding share entitles the record holder to one vote.

BOARD OF DIRECTORS

Meetings of the Board of Directors

The Board of Directors meets four times per year in regular meetings to address the following areas in addition to routine or special business: spring meeting (Annual Operating Plan); summer meeting (Governance), fall meeting (Strategic Plan) and winter meeting (Succession Plan). During the last fiscal year, there were four meetings of the full Board of Directors of the Company. All of the directors, except Richard Meelia, attended at least 75% of the aggregate of (i) the total number of meetings of the full Board of Directors held while he or she was a director, and (ii) the total number of meetings held by Committees of the Board of Directors on which they served. All directors are strongly encouraged to attend the Annual Meeting of Stockholders.

Executive Sessions

Executive sessions of the non-management directors are generally held at the end of each board meeting. During the fiscal year 2009, the Lead Director of the Board of Directors, Ronald Gelbman, presided over all such executive sessions.

Communications with the Board of Directors

Interested parties and stockholders may communicate with the Board of Directors, or the non- management directors as a group, or any individual director by sending communications to the attention of the Secretary of the Company, Alicia R. Lopez, who will forward such communications to the Executive Chairman or Lead Director. Communications may also be sent via the Company’s website: http://www.haemonetics.com/site/content/investor/complaint-handling.asp.

Corporate Governance Principles and Board Matters

The Company’s Code of Business Conduct, Governance Guidelines and the Charters of the Audit, the Compensation, and the Nominating and Governance committees may be viewed on the Company’s website at http://www.haemonetics.com/site/content/investor/corp_gov.asp and printed copies can be obtained by contacting the Secretary at the Company’s headquarters.

Board Independence

The Board has determined that each of the directors who has served since the beginning of fiscal 2009, with the exception of Mr. Nutter and Mr. Concannon, has no material relationship with the Company and is independent within the meaning of the Securities and Exchange Commission and the New York Stock Exchange director independence standards in effect.

Committees of the Board

Compensation—The Board of Directors has a Compensation Committee composed of independent directors who are not employees of the Company. Currently, the members of the Compensation Committee are Pedro Granadillo, Chairman, Susan Bartlett Foote, and Ronald Merriman. (Mr. Merriman joined the Compensation Committee in April, 2009, replacing Mr. Meelia who had been on the Compensation Committee prior to his retirement from the Board effective April 2, 2009.) The Compensation Committee has overall responsibility for evaluating and approving the compensation plans, policies and programs of the Company related to the chief executive officer and his direct reports and administers the Company’s 2005 Long-term Incentive Plan. During the last fiscal year, there were four meetings of the Compensation Committee and conference calls as deemed necessary.

The Committee specifically:

•	determines the Company’s compensation philosophy and policy for the chief executive and other senior management;

•	ensures that the Board annually reviews and approves corporate goals and objectives relevant to chief executive’s compensation;

•	annually reviews and approves the relevant peer groups to be used for compensation comparison purposes and regularly reviews the competitive standing of all components of executive compensation;

•	reviews and approves compensation of the chief executive officer and his direct reports;

•	reviews and approves senior management employment agreements, severance arrangements, and change in control agreements/provisions, in each case as, when and if appropriate, along with any executive benefits beyond those provided to other employees;

•	approves the grant of equity awards to officers, employees and directors under the Company’s incentive compensation plans and agreements—the Committee determines eligibility, the number and type of awards available for grant, and the terms and conditions of such grants;

•	reviews and approves statements to shareholders on compensation matters which are required by the Securities and Exchange Commission, including the review of the Compensation Discussion and Analysis to be included in the Company’s proxy statement; and

•	has the sole authority to retain and terminate any consultant to be used to assist in the evaluation of executive and director compensation and has the sole authority to approve the consultant’s fees and other retention terms—the Compensation Committee also has the authority to obtain advice and assistance from internal or external legal, accounting or other advisors.

Audit—The Board of Directors has an Audit Committee composed of independent directors who are not employees of the Company. Currently, the members of the Audit Committee are Ronald Merriman, Chairman, Lawrence Best, and Ronald Gelbman. The Board has determined that service by Ronald Merriman on the audit committees of three other public companies while he is serving on our Audit Committee does not impair Mr. Merriman’s ability to effectively serve on our Audit Committee. During the last fiscal year, there were four meetings of the Audit Committee and conference calls as deemed necessary.

The Audit Committee:

•	provides general oversight of the Company’s financial reporting and disclosure practices, system of internal controls, and processes for monitoring compliance by the Company with Company policies;

•	is directly responsible for the appointment (subject to stockholder ratification), termination, and compensation of the independent registered public accounting firm;

•	reviews with the Company’s independent registered public accounting firm the scope of the audit for the year and the results of the audit when completed;

•	reviews with the Company’s external auditors and internal finance function various matters relating to internal accounting controls; and

•	reviews with the Company’s corporate control and analysis function, which has responsibility for internal audit, various matters relating to risk assessment and remediation.

Governance—The Board of Directors has a Nominating and Governance Committee composed of independent directors who are not employees of the Company. Currently, the members of the Nominating and Governance Committee are Ronald Gelbman, Chairman, Pedro Granadillo, and Mark Kroll. The Nominating and Governance Committee recommends nominees for election as directors to the full Board of Directors. During the last fiscal year, there were four meetings of the Nominating and Governance Committee and conference calls as deemed necessary.

The Nominating and Governance Committee:

•	considers recommendations for nominees for directorships submitted by stockholders, directors and members of management;

•	recommends to the Board a set of corporate governance principles applicable to the Company;

•	periodically reviews the Company’s corporate governance guidelines and recommends appropriate changes as applicable; and

•	in collaboration with the Compensation Committee, recommends changes to board compensation based on outside market data and independent consultant recommendations.

Director Nomination Process

The Nominating and Governance Committee will review and evaluate all director nominations in the same manner. Stockholders who wish to submit candidates for consideration as nominees may submit an appropriate letter and resume to the Secretary of the Company at the Company’s executive offices in Braintree, Massachusetts.

When identifying director nominees, the Nominating and Governance Committee will consider the following minimum criteria:

•	the nominee’s reputation, integrity, independence of thought and judgment, financial sophistication, leadership and (for New York Stock Exchange and Securities and Exchange Commission purposes) independence;

•	the nominee’s skills and business, personal and professional accomplishments, government or other professional experience and acumen, bearing in mind the composition of the Board and the current state of the Company and the markets in which the Company is active at the time;

•	the number of other public companies for which the nominee serves as a director;

•	the extent to which the nominee is prepared to participate fully in Board activities, including at least one Board committee and attendance at, and active participation in, meetings of the Board and the committee(s) of which he or she is a member, and not have other commitments that would, in the judgment of the Committee, interfere with or limit his or her ability to do so;

•	the extent to which the nominee helps the Board reflect the diversity and interests of the Company’s stockholders, employees, customers and communities;

•	the willingness of the nominee to meet the Company’s stock ownership requirements for directors;

•	the nominee’s knowledge of one or more segments of the Company’s business; and

•	the nominee’s commitment to increasing stockholder value in the Company.

In the case of current directors being considered for re-nomination, the Nominating and Governance Committee will also take into consideration the director’s history of attendance at Board and committee meetings, tenure as a member of the Board, and preparation for and participation in such meetings.

The Company’s nomination process for new Board members is as follows:

•	The Nominating and Governance Committee, the Executive Chairman of the Board, or other Board member identifies a need to add a new Board member who meets specific criteria or to fill a vacancy on the Board.

•	The Nominating and Governance Committee initiates a search seeking input from Board members and senior management and hiring a search firm, if necessary.

•	The Nominating and Governance Committee considers recommendations for nominees for directorships submitted by stockholders.

•	The initial list of candidates that will satisfy specific criteria and otherwise qualify for membership on the Board, are identified and presented to the Nominating and Governance Committee, or its delegate, which evaluates the candidates.

•	The Executive Chairman of the Board, the Chairman of the Nominating and Governance Committee, and at least one other member of the Nominating and Governance Committee interview top candidates.

•	The full Board is kept informed of progress.

•	The Nominating and Governance Committee may offer other Board members the opportunity to interview the candidates and then meets to consider and approve the final candidates.

•	The Nominating and Governance Committee seeks full Board endorsement of the final candidates.

•	The final candidates are nominated by the Board or elected to fill a vacancy.

ITEM 1—	ELECTION OF DIRECTORS

Pursuant to the Articles of Organization of the Company, the Board of Directors is divided into three classes, with each class being as nearly equal in number as possible. One class is elected each year for a term of three years and until their successors shall be duly elected and qualified or until their death, resignation or removal. The terms of Ronald G. Gelbman and Brad Nutter are expiring at this annual meeting.

The persons named in the accompanying proxy will vote, unless authority is withheld, for the election of the nominees named below. If any such nominees should become unavailable for election, which is not anticipated, the persons named in the accompanying proxy will vote for such substitutes as the Board of Directors may recommend. Should the Board of Directors not recommend a substitute for any nominee, the proxy will be voted for the election of the remaining nominees. The nominees are not related to each other or to any executive officer of the Company or its subsidiaries.

The Board of Directors believes election of Ronald G. Gelbman and Brad Nutter as Directors of the Company for the ensuing 3 years is in the best interests of the Company and its shareholders and recommends a vote FOR such nominees.

Nominees for terms ending in 2012

Name, Age, and Board Data		Position, Principal Occupation, Business Experience and Directorships

Ronald G. Gelbman Age 61 First elected Director in 2000	•	1998 to 2000, Johnson & Johnson Worldwide Chairman of the Health Systems and Diagnostics Group and member of the Executive Committee.
	•	1994 to 1998, Johnson & Johnson Worldwide chairman, Pharmaceuticals and Diagnostics and member of the Executive Committee.
	•	1972 to 1994, various senior level positions throughout the Johnson and Johnson organization.
	•	Currently a member of the Board of Directors of Clockwork Home Services, a private company; Sarasota YMCA, Sarasota Memorial Healthcare Foundation, and the SunTrust Southwest Florida Board of Advisors; Trustee at Rollins College, and Chair of Out-of-Door Academy College Preparatory School.

Brad Nutter	•	April 2009 to present, Executive Chairman of the Board.
Age 57 First elected Director in 2003	•	From January 2008 to March 2009, President and CEO of the Company and Chairman of the Board of Directors.
	•	From April 2003 to December 2007, President and CEO of the Company.
	•	2000 to 2003, President and CEO, Gambro Healthcare, an international dialysis services company, a division of Gambro AB.
	•	1997 to 2000, Executive Vice President and Chief Operating Officer of Syncor International, Inc., a radiopharmaceuticals and medical imaging company.
	•	Previously, senior positions at American Hospital Supply and Baxter International, Inc.

Sitting Board Members

Name, Age, and Board Data		Position, Principal Occupation, Business Experience and Directorships

Susan Bartlett Foote Age 62 First elected Director in 2004 Serving a term ending in 2010	•	2006 to Present, Professor, Division of Health Policy and Management, School of Public Health, University of Minnesota. 1999 to 2006, Associate Professor and from 1999 to 2005 Division Head.
	•	1996 to 1999, President, Public Policy Partners, a health policy consulting firm.
	•	1995 a Partner in the law firm of Dorsey & Whitney.
	•	1991 to 1994, a Senior Health Policy Analyst for the United States Senate.
	•	1982 to 1993, Associate Professor of Business & Public Policy at the University of California at Berkeley.
	•	Currently, member of the California State Bar Association; board of Directors of Banner Health; and Board Member of the Medical Technology Leadership Forum.

Pedro P. Granadillo	•	Currently, Chairman of the Board, Tigris Pharmaceuticals, Inc.
Age 62 First elected Director in 2004 Serving a term ending in 2010	•	1998 to 2004, Senior Vice President of Eli Lilly & Company with responsibilities for manufacturing, quality and human resources and member of the Executive Committee.
	•	1993 to 1998, Vice President, Human Resources at Eli Lilly & Company.
	•	1970 to 1998 various senior positions at Eli Lilly & Company in manufacturing including thirteen years in Europe.
	•	Currently, member of the Board of Directors of Nile Therapeutics, a pharmaceutical company, and Noven Pharmaceuticals.

Mark W. Kroll, Ph.D. Age 55 First elected Director in 2006 Serving a term ending in 2010	•	1995 to 2005, with St. Jude Medical, Inc.; senior level positions including 2001 to 2005 as Senior Vice President and Chief Technology Officer of the Cardiac Rhythm Management Division and 1999 to 2001 as Senior Vice President for Technology and Design.
	•	Adjunct Full Professor of Biomedical Engineering at the California Polytechnic State University, Adjunct Full Professor of Biomedical Engineering at the University of Minnesota, and Faculty member for the University of California Anderson School of Business program for Creativity and Innovation.
	•	Currently, serves on the Board of Directors for Taser International, Inc. and NewCardio Inc.

Lawrence C. Best	•	Current Chairman of OXO Capital LLC.
Age 59 First elected Director in 2003 Serving a term ending in 2011	•	Between 1992 and 2007, Mr. Best served as Executive Vice President and CFO for Boston Scientific, a worldwide medical device manufacturer.
	•	Previously partner at Ernst & Young, accounting firm specializing in serving multinational companies in the high technology and life sciences fields.
	•	1979 to 1981, two year fellowship at the Securities and Exchange Commission and one-year term as White House-appointed Presidential Exchange Executive.
	•	Currently serves as a member of the Board of Directors of Biogen Idec, Inc. and on the President’s Council of Massachusetts General Hospital in Boston.

Name, Age, and Board Data		Position, Principal Occupation, Business Experience and Directorships

Brian Concannon Age 51	•	April 2009 to present, President and Chief Executive Officer of the Company.
First elected Director in 2009	•	2007 to April 2009, Chief Operating Officer of the Company.
Serving a term ending 2011	•	2006 to 2007, President of Global Markets for the Company.
	•	2003 to 2006, President, Patient Division for the Company.
	•	1998 to 2003, increasingly responsible positions at Cardinal Health Medical Products and Services, including President, Northeast Region.
	•	1985 to 1998, increasingly responsible positions in sales and operations at American Hospital Supply Corporation, Baxter Healthcare Corp. and Allegiance Healthcare.

Ronald L. Merriman Age 64	•	2003 to present, managing partner of Merriman Partners, a business consulting firm.
First elected Director in 2005 Serving a term ending in 2011	•	2000 to 2003, Managing Director and Member of the Office of the Chair at O’Melveny & Myers LLP.
	•	1999 to 2000, Executive Vice President of Carlson Wagonlit Travel.
	•	1967 to 1997, increasingly responsible positions at KPMG including Vice Chair of the Executive Management Committee, managing partner of the firm’s Global Health Care Business, Board Member, and Senior Partner.
	•	Currently a member of the Board of Directors and chair of the Audit Committee and member of the Nominating and Governance Committee of Aircastle Limited, a publicly traded aircraft leasing company; member of the Board of Directors and chair of the Audit Committee and member of the International Committee of Pentair, Inc., a publicly traded global diversified industrial company and a member of the Board, Governance and Nominating Committee, Strategic Planning Committee and Audit Committee of Realty Income Corporation, a publicly traded real estate investment trust.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS, AND MANAGEMENT

The following table sets forth, as of May 22, 2009, certain information with respect to beneficial ownership of the Company’s common stock by: (i) each person known by the Company to own beneficially more than five percent of the Company’s common stock; (ii) each of the Company’s directors and nominees and each of the executive officers named in the Summary Compensation Table in this Proxy Statement; and (iii) all directors and executive officers as a group.

Ownership Table

		Amount &
		Nature
		Beneficial	Percent
Name of Beneficial Owner	Title of Class	Ownership	of Class

Brad Nutter(1)	Common Stock	305,000	1.2%
Christopher Lindop(2)	Common Stock	35,756	0.1%
Peter M. Allen(3)	Common Stock	144,747	0.6%
Brian P. Concannon(4)	Common Stock	164,737	0.6%
Robert B. Ebbeling(5)	Common Stock	99,450	0.4%
Ronald G. Gelbman(6)	Common Stock	60,321	0.2%
Lawrence C. Best(7)	Common Stock	142,879	0.6%
Susan Bartlett Foote(8)	Common Stock	17,879	0.1%
Pedro P. Granadillo(9)	Common Stock	46,179	0.2%
Mark W. Kroll(10)	Common Stock	30,879	0.1%
Ronald L. Merriman(11)	Common Stock	20,879	0.1%
Neuberger Berman, LLC(12)	Common Stock	2,945,925	11.5%
Barclays Global Investors, N.A.(13)	Common Stock	1,633,879	6.4%
TimeSquare Capital Management, LLC(14)	Common Stock	1,277,031	5.0%
All executive officers and directors as a group (11 persons)(15)	Common Stock	1,068,706	4.2%

(1)	Includes 300,000 shares that Mr. Nutter has the right to acquire upon the exercise of options currently exercisable or exercisable within 60 days of May 22, 2009.

(2)	Includes 34,497 shares which Mr. Lindop has the right to acquire upon the exercise of options currently exercisable or exercisable within 60 days of May 22, 2009.

(3)	Includes 139,936 shares which Mr. Allen has the right to acquire upon the exercise of options currently exercisable or exercisable within 60 days of May 22, 2009.

(4)	Includes 147,455 shares which Mr. Concannon has the right to acquire upon the exercise of options currently exercisable or exercisable within 60 days of May 22, 2009.

(5)	Includes 84,485 shares which Mr. Ebbeling has the right to acquire upon the exercise of options currently exercisable or exercisable within 60 days of May 22, 2009.

(6)	Includes 55,592 shares which Mr. Gelbman has the right to acquire upon the exercise of options currently exercisable or exercisable within 60 days of May 22, 2009.

(7)	Includes 42,592 shares which Mr. Best has the right to acquire upon the exercise of options currently exercisable or exercisable within 60 days of May 22, 2009.

(8)	Includes 16,592 shares which Ms. Foote has the right to acquire upon the exercise of options currently exercisable or exercisable within 60 days of May 22, 2009.

(9)	Includes 36,592 shares which Mr. Granadillo has the right to acquire upon the exercise of options currently exercisable or exercisable within 60 days of May 22, 2009.

(10)	Includes 30,592 shares which Mr. Kroll has the right to acquire upon the exercise of options currently exercisable or exercisable within 60 days of May 22, 2009.

(11)	Includes 17,592 shares which Mr. Merriman has the right to acquire upon the exercise of options currently exercisable or exercisable within 60 days of May 22, 2009.

(12)	This information has been derived from a Schedule 13G filed with the Securities and Exchange Commission on February 12, 2009 reporting aggregate ownership of and sole voting power over 3,225 shares. It has shared voting power over 2,497,200 shares and shared dispositive power over 2,945,925 shares. The reporting entity’s address is 605 Third Avenue, New York, NY 10158.

(13)	This information has been derived from a Schedule 13G filed with the Securities and Exchange Commission on February 5, 2009 reporting aggregate ownership of and sole dispositive power over 1,633,879 shares and sole voting power over 1,258,044 shares. The reporting entity’s address is 400 Howard Street, San Francisco, CA 94105.

(14)	This information has been derived from data provided directly by the reporting entity as of March 31, 2009 reporting aggregate ownership of and sole dispositive power over 1,277,031 shares and sole voting power over 1,153,631 shares. The reporting entity’s address is 1177 Avenue of the Americas—39th Floor, New York, NY 10036.

(15)	Includes 905,925 which executive officers and directors have the right to acquire upon the exercise of options currently exercisable or exercisable within 60 days of May 22, 2009.

Compliance with Section 16(a) of the Securities Act of 1934

Section 16(a) of the Securities Exchange Act of 1934 (the “Act”) requires the Company’s directors, officers and persons who own more than 10% of the Company’s common stock to file with the Securities and Exchange Commission and the New York Stock Exchange reports concerning their ownership of the Company’s common stock and changes in such ownership. Copies of such reports are required to be furnished to the Company. To the Company’s knowledge, based solely on a review of copies of such reports furnished to the Company during or with respect to the Company’s most recent fiscal year, all Section 16(a) filing requirements applicable to persons who were, during the most recent fiscal year, officers or directors of the Company or greater than 10% beneficial owners of its common stock were complied with except that through inadvertence. Through inadvertence, Forms 4 for one transaction for Alicia R. Lopez and one transaction for Ronald G. Gelbman were not timely filed.

Transactions with Related Persons

The Board has adopted a policy and procedures for the disclosure, review, approval or ratification of any transaction in which the Company or one of its subsidiaries is a participant and in which any “related person” (director, executive officer or their immediate family members, or shareholders owing 5% or more of the Company’s outstanding stock) has a direct or indirect material interest. The policy requires that transactions involving a related person be reviewed and approved in advance. The Board of Directors reviews the transaction in light of the best interests of the Company and determines whether or not to approve the transaction. The policy requires that officers, directors and employees of the Company report proposed related party transactions to the Company’s General Counsel, who will bring the proposed transaction to the attention of the Board of Directors. The Company is not aware of any transaction required to be reported under Item 404(a) of Regulation S-K promulgated by the Securities and Exchange Commission since the beginning of fiscal 2008 where the foregoing policies and procedures did not require review, approval or ratification of such transaction or where such policies and procedures were not followed.

COMPENSATION DISCUSSION and ANALYSIS

Overview

At Haemonetics Corporation, our executive team is accountable for and takes ownership of the short and long-term performance of the Company within a culture that requires ethical behavior and transparency. The executive compensation programs are designed to foster this result. The following Compensation Discussion and Analysis describes:

•	The Compensation Philosophy and Objectives

•	An Overview of the Company’s Compensation Practices

•	The Components of the Company’s Compensation Program

•	Specifics on Compensation of the CEO and other Officers

Compensation Philosophy and Objectives

The objective of our compensation policies is to support the Company’s objectives, attract and retain high quality executives, link total compensation with business objectives and organizational performance, and provide competitive total compensation opportunities at a competitive cost while enhancing shareholder value. The Company utilizes a documented compensation philosophy statement as a guideline for developing, reviewing and administering executive compensation programs. The statement is reviewed annually for continued appropriateness and updated accordingly.

Our compensation philosophy drives three major compensation objectives utilized in designing compensation programs:

•	Pay-for-Performance—We strive to achieve an appropriate mix between fixed and variable performance- based compensation to incent management to achieve predetermined financial, operational and strategic objectives over both the short and long term and to align the interests of management with the interests of shareholders. Programs are designed to pay above the median of the market for above target performance and below the median for less than target performance.

•	Attract and Retain Key Executives—Our goals of increasing shareholder value and achieving the desired growth plan are dependent on our ability to retain existing executives and hire new executives with diverse experience to complement the existing management team. To achieve this goal we strive to provide competitive compensation programs which require continued service and performance as a condition of realizing total pay opportunity when appropriate.

•	Display a clear correlation between the cost of compensation and the value to the employee and to the Company—The cost of compensation is evaluated annually against an “afford to spend” model and balanced against the value each element of compensation provides.

To achieve these objectives the executive compensation program utilizes a combination of salary, cash bonuses and long-term incentives which are provided as a combination of stock options and restricted stock units. In addition, the Company provides employee benefits that are consistent with local practices and competitive markets. We do not provide any executive perquisites.

Overview of Compensation Practices

Role of the Compensation Committee

The Compensation Committee is appointed by the Board to discharge the Board’s responsibilities relating to compensation of the Company’s senior management. The Committee has overall responsibility for evaluating and approving the Company’s compensation philosophy, plans, policies and programs of the Company related to the chief executive officer and direct reports to this position.

In addition to the philosophy and objectives described above, the Company considers shareholder interests in the development of the total compensation program. The management team and Compensation Committee utilize various methods to stay abreast of laws and trends that impact executive compensation.

Role of the Compensation Consultant

To apprise the Committee on the most recent changes to executive compensation and advise them on best practices, the Committee engages an executive compensation consultant. The consultant regularly attends Committee meetings to provide input on executive compensation, including the granting of long-term incentives, discussing trends and preparing for future regulatory changes. In fiscal year 2009, the Committee utilized Pearl Meyer and Partners LLP in this capacity. The consultant is engaged by the Committee to work exclusively on Committee authorized projects. The consultant provides no other services to the Company.

Role of Management

Management provides the Committee with information in order to enable it to fulfill its responsibilities, including full transparency relative to Company financial targets and results, individual executive performance assessments, details related to achievements versus objectives and demonstrated leadership competencies. Management formulates recommendations relative to senior management compensation, other than for the chief executive, for Committee review and approval. The determination of compensation for the chief executive is not recommended by management. Management implements and communicates decisions related to executive compensation and keeps the Committee abreast of issues and concerns relative to the Company’s ability to attract, motivate and retain the executive talent required to grow the business. It also shares analyses on compensation costs, performance metrics and other information which the Committee may request in order to carry out its role.

Compensation Determinations

In establishing and maintaining executive compensation programs and making executive compensation decisions, the Company evaluates several different factors:

1)  market competitiveness through the use of a peer group and survey data,

2)  individual performance and potential,

3)  financial and corporate performance against company goals,

4)  internal equity, and

5)  analysis of compensation cost.

Use of Peer Groups and Tally Sheets

In establishing a peer group for market comparisons an appropriate list of companies is provided by the compensation consultant and reviewed annually by the Committee and management. In fiscal year 2009, our peer group contained seventeen similarly sized companies from the medical device and biotechnology industries. We also utilize compensation surveys provided by the compensation consultant engaged by the Compensation Committee. The market data for our executive positions contains a composite of published information about our peer group and survey data. Positions residing outside the United States are compared with positions in the country in which the executive is operating for regional appropriateness. This peer group and survey data provides important information on the market for executive talent at similar companies and is used by the Committee to assist in determining an appropriate range for executive pay. However, it is not the only consideration. Performance of the individual as it relates to overall corporate results, the individual’s potential, internal equity, and our internal cost structure are other factors analyzed to determine appropriate pay levels.

The peer group approved by the Compensation Committee for fiscal year 2009 is detailed below:

Biosite Inc.	Gen-Probe Inc.	ResMed Inc.
Bruker Biosciences Corp.	Hologic Inc.	TECHNE Corp.
CONMED Corp.	IDEXX Laboratories	Thoratec Corp.
Cytyc Corp.	Immucor Inc.	VIASYS Healthcare Inc.
DataScope Inc.	Inverness Medical Innovations Inc.	Zoll Medical
Dionex Corporation	PolyMedica Corporation

This peer group differs from the peer groups used in the corporate performance graph contained in our annual report on Form 10-K. The Committee believes that the S&P 500 Index and the S&P Health Care Equipment Index contain many companies which are significantly different in size and scope from the Company. The inclusion of these companies could have the effect of distorting the Committee’s understanding of the market for executive talent. As a result, the Committee has used a more targeted sampling of companies that are closer in size and scope to the Company.

The Compensation Committee utilizes tally sheets to gain visibility to all elements of executive compensation packages, including compensation associated with employment separation and change-in-control.

Evaluating Executive Performance

Executive performance is reviewed by the full Board of Directors at the annual succession plan meeting in January. The performance evaluation is based on factors such as:

•	achievement of individual and Company objectives;

•	contribution to the Company’s short and long-term performance; and

•	assessment of performance against ten corporate leadership competencies

The ten corporate leadership competencies which are used to evaluate the level of capability and proficiency are:

•	Change Management

•	Strategic Agility

•	People/Self Development

•	Managerial Courage

•	Business Acumen

•	Business Maturity

•	Decisiveness

•	Interpersonal Savvy

•	Global Mindset

•	Results Orientation/Proactive

For fiscal year 2009 compensation levels were reviewed in May 2008. This discussion is scheduled for the July Compensation Committee meetings in future years aligning with the performance period of the broader organization. Salary changes related to promotions may be addressed by the Committee closer to the time of the promotion.

The chief executive provides a performance rating to the Committee at the July meeting for each executive and a merit increase recommendation, where appropriate. Merit increases may be in the form of base salary adjustments or an enhancement in short-term incentive pay opportunity to achieve the appropriate balance between fixed and performance-based pay. Annual merit increases are not guaranteed. Overall corporate performance is evaluated in conjunction with any decision to provide merit increases.

Compensation levels for the executive officers named in the Summary Compensation Table other than the CEO are recommended by the chief executive and approved annually by the Compensation Committee at a regular scheduled meeting. The Committee reviews and approves merit recommendations and evaluates total cash compensation levels based on market competitiveness and short and long term performance of the individuals. Any adjustment to salary or bonus target is discussed and approved by the Committee. Long-term incentive compensation is determined by the Committee in late October in conjunction with our succession planning process.

Components of Haemonetics’ Compensation Program

Total Compensation

Total compensation levels are targeted at the median of the market, with the desire to pay above the median range for exceptional corporate and individual performance. Performance below expectations results in actual pay levels below the median of the market.

To promote a high performance culture that results in an increase in shareholder value, compensation programs are aligned with three elements of performance:

1)  Overall Company,

2)  Business unit/regional, and

3)  Individual.

Performance within each element is assessed against pre-determined performance measures, both financial and non-financial, that support corporate goals and increased shareholder value.

The amount attributed to base salary, annual bonus and long-term incentives is determined based on market norms combined with our desire to align pay with shareholder return. While there is no rigid formula to determine the pay mix, our current policy is to balance the amount of long term, equity based compensation with enough cash and short term compensation to attract and retain executive talent. We use market data from our peer group to guide the analysis of the appropriate mix of cash, bonus and long-term compensation. The Committee analyzes this pay mix annually to determine if any changes are necessary.

Base Salary

Base salaries are provided to compensate for individual technical and leadership competencies required for a specific position and to provide economic security. The target base salary level will vary based on the field within which each executive operates, the scope of each position, and the experience and qualifications the individual brings to the role. The market level is analyzed annually in accordance with our compensation philosophy as discussed above. Actual base salary levels are a function of the target market for a specific position, individual performance of each executive, experience and qualifications of the individual, and an assessment of internal equity amongst peers.

Base salaries can increase based on results associated with the individual’s performance rating or changes in roles and responsibility that result in a position taking on a larger scope. Executives are reviewed annually against ten established leadership competencies and individual performance versus goals established at the start of each fiscal year. Performance review results are determined by the CEO and reviewed by the Compensation Committee. Merit increases are approved by the Compensation Committee.

Annual Incentive Program

The annual incentive program is a cash bonus component of executive compensation and is designed to provide incentives for executives to execute on the key performance metrics for any given fiscal year. The design of this program provides for three elements of performance, specifically:

•	corporate financial results,

•	business unit or regional performance, and

•	individual results versus established objectives.

For most senior executives, 70% of stated potential cash bonus for fiscal 2009 was dependent upon achievement of corporate revenue and operating income goals and 30% on business unit/regional or individual goals. For executives without direct responsibility for product sales, their individual goals relate to specific objectives established at the beginning of the fiscal year.

For Mr. Nutter and Mr. Concannon, however, 80% of stated potential cash bonus was dependent upon achievement of corporate revenue and operating income goals and 20% on business unit/regional or individual goals. As a result, the size of payments made to senior executives is largely determined by overall Company financial performance.

Payments are generally made under this program only when threshold levels of corporate revenue and operating income are met. In the event that corporate performance falls short of threshold expectations, the Committee has the discretion, in light of overall Company performance, to provide for payments to the executives. The total amount of money available for payments is determined by the Company’s financial performance.

The number and type of performance targets included in the plan and specific performance levels for each target are determined annually at the beginning of the fiscal year based on the focus for that fiscal year. To reinforce expense management discipline, the ratio of revenue to operating income is weighted more heavily toward operating income. For fiscal year 2009, the performance measurements were:

Corporate Component

•	30% tied to Corporate Revenue

•	70% tied to Corporate Operating Income

Business unit/Regional Component

•	30% Unit/Regional Revenue

•	70% Unit/Regional Operating Income

Individual Component

•	Based on pre-determined goals set at the start of the fiscal year.

The following is an example of how the corporate portion of the bonus would be paid. The same calculation would be utilized to determine the business unit/regional component of the plan. The maximum payout percentage for the individual component of the plan is 100%.

The calculation is as follows:

[Target Bonus]  X  [Percentage of Bonus Aligned with the Corporate Portion of the Plan]  X  [Bonus Payout Percentage at a given performance level] = [Corporate Portion of Annual Bonus].

Bonus targets at 100% achievement of corporate and individual goals are aligned with the mid-range of the market for each position and overachievement would result in payment above the average for the market.

The table below details the threshold, target, and maximum performance levels for the corporate portion of the annual bonus.

	FY09 Revenue	FY09 Operating
Performance Level	Goal	Income Goal*	Payout Percentage
Threshold	$547.2M	$90.3M	25%
Target	$570.0M	$98.1M	100%
Maximum	$627.0M	$107.9M	200%
Actual Results	$597.9M	$106.3M	158%

*	This is a non-GAAP measure which excludes transformation and restructuring costs and bonus expense for both the targets established and the actual results achieved.

Long-Term Incentive Program

The Company’s long-term incentive program is intended to provide incentives to build shareholder value, reward long-term corporate performance, promote employee commitment and retention through stock ownership, and carefully manage compensation expense and dilution. At the executive level where individual performance is most closely aligned with the financial performance of the business, the objectives of this program are:

•	driving long-term growth of the business in conjunction with our strategic plan,

•	ensuring that the value being delivered to executives is aligned with an increase in shareholder value, and

•	retention of high performing individuals.

In support of our pay for performance philosophy, special long-term cash or equity awards that vest over time have also been used to recognize and reward the performance of specific individuals and the importance of their role to the long-term strategy of the business.

For fiscal year 2009, grants were delivered in the form of stock options and restricted stock units, each having its own role in the total compensation offered. Stock options were chosen because they reward executives only when there is an increase in shareholder value and encourage retention of the executive through vesting. The objectives are met based on the following:

1)	Options only provide value when the spread between exercise price and fair market value increases, thus encouraging behavior that will increase shareholder value, and

2)  Awards will fully vest after four years.

The Company believes restricted stock units (RSUs) are a more direct way to retain executives through meaningful vesting periods and because their value is not solely dependent on stock price appreciation. RSUs vest over four years and have a value aligned with the value of our stock on the date the RSU vests. In allocating RSUs, a RSU is deemed to be equivalent to four stock options. This does not necessarily reflect the valuation of the RSUs for purposes of determining stock-based compensation expense.

Grants were provided to a select group of executives and Vice Presidents one level below this group, based on their importance to our corporate strategy. A small pool of restricted stock units continues to be available to recognize and reward key employees below these levels with the objective of long-term retention. The weighting of stock options and RSUs depends on the executive’s ability to directly affect shareholder value; the more direct the influence, the more stock options are used. The ratio of stock options to RSUs for different levels of the organization is detailed below:

	% Award $	% of Award $
	Value provided	Value provided
Job Level	in Stock Options	in RSUs
Select Group of Executives	80%	20%

Vice Presidents	50%	50%

Recognition Pool	0%	100%

The grant value delivered was determined using a value-based model that takes into account market competitiveness, specific roles and individual performance and potential and the resulting compensation expense. We target the mid-range of the market in determining the value of long-term incentive grants. The grant value is translated into a number of stock options and restricted stock units based on the Black Scholes value on the date of grant. For example, an executive grant of $300,000 would be translated into stock options and Restricted Stock Units as follows:

Example Grant Assumptions:
Grant value =$300k
Black Scholes Value = $19.00

Value provided in stock options = $300k * 80% = $240k; Value provided in RSUs = $300k * 20% = $60k

•	# of stock options = $240k/$19.00 = 12,631 options

•	# of RSUs = $60k/($19.00 * 4) = 789 RSUs

Options and RSUs vest 25% per year over four years. The options must be exercised within seven years of the date of grant after which they are forfeited. The exercise price of all grants is the fair market value, which is the average of the high and low trading price of stock on the date of grant. Details of the grant awards are provided in the accompanying tables on page 24.

Compensation of the Chief Executive Officer and other Executive Officers

Chief Executive Officer Compensation

The Chief Executive Officer (Brad Nutter through April 1, 2009 and Brian Concannon beginning April 2, 2009) generally has three components to his compensation: base salary, annual incentive plan payment and equity compensation. All three components are dependent on the Company’s performance.

In May 2008, Mr. Nutter’s compensation was reviewed and approved by the full Board of Directors. The process begins with the establishment of fiscal year goals which are approved by the Board of Directors. In determining target total cash (base and bonus) and long-term compensation, the Committee also considers market data, the Company’s performance and relative total shareholder return, and the past equity awards. At the close of each fiscal year, the Board of Directors evaluates the chief executive’s performance based upon the level of achievement of Company financial goals and performance versus individual goals and makes compensation decisions accordingly.

In determining the merit increase to Mr. Nutter’s base salary and appropriate compensation level for fiscal year 2009, the Committee considered the business performance in fiscal year 2008 and evaluated Mr. Nutter based on Company performance and demonstrated leadership compared with the growth goals included in our Strategic Plan and Annual Operating Plan. During fiscal year 2008, there were many business achievements including:

•	expansion of customer contracts,

•	two acquisitions,

•	transformation of the European business,

•	Phase 1 for the Enterprise Resource Planning System, and

•	good operating leverage and strong cash flow generation.

While we believe these are important achievements, the financial goals for FY 2008, as established at the start of the fiscal year, were not met. As a result, Mr. Nutter was did not accept a merit increase for his 2009 base salary.

Mr. Nutter’s fiscal year 2009 annual incentive plan potential payment and performance levels were also established in May 2008. Consistent with the annual incentive plan, Mr. Nutter had 80% of his potential payment determined by the corporate portion of the plan and 20% based on his individual goals.

In deciding whether to make annual incentive payments to Mr. Nutter and the other executive officers, the Committee considered the Company’s overall performance and results in relationship to the performance goals set in May 2008. With respect to revenue and operating income, results were overachieved by 4% and 8% respectively compared with target performance metrics for fiscal year 2009. This represents growth in revenue and operating income of 16% and 21% respectively. The Company’s financial performance resulted in 130% payment for the corporate revenue component and 170% for the corporate operating income component of the Plan. The weighted average payout for this portion of the plan is 158%.

Mr. Nutter’s payment was calculated as follows:

[Target Bonus]  X  [Percentage of Bonus Aligned with the Corporate Portion of the Plan]  X  [Bonus Payout Percentage at a given performance level] = [Corporate Portion of Annual Bonus].

For Mr. Nutter this equals:

$520,000 X 80% X 158.0% = $657,280

Mr. Nutter’s non-financial goals were:

1.	Implement Phase II of ERP, on time and on budget.

2.	Implement the Succession Plan regarding development for internal candidates for the CEO position.

3.	Implement the Haemonetics vision to be The Global Leader in Blood Management Solutions.

The Board of Director’s evaluation of Mr. Nutter’s completion of these goals was 100%. As a result, the calculation of the personal portion of his bonus calculation is as follows:

$520,000 X 20% X 100% = $104,000

Mr. Nutter’s total payment was $761,280.

Mr. Nutter received a long-term incentive award worth $1,350,000; 80% distributed as stock options and 20% distributed as restricted stock units under the Company’s 2005 Long-Term Incentive Compensation Plan. The options and stock restricted stock units vest at the rate of 25% per year over the four years following the grant date, October 22, 2008, provided Mr. Nutter remains an employee of the Company. The actual number of stock options and restricted stock units were determined based on the Black Scholes Value on the effective date of October 22, 2008.

Other Executive Officers

Each of the other executive officers named in the Summary Compensation Table below had three components to his fiscal year 2009 compensation: base salary, annual incentive plan payment and equity compensation. All three components are dependent on the Company’s performance and the named executive officer’s respective individual performance.

With respect to fiscal year 2009, executive officers other than Mr. Nutter were awarded merit increases to their base salary based on their individual and business unit performance, amount and timing of last base salary increase, and the market competitiveness of their current compensation.

In October 2008, the Committee approved the grant of equity under the Company’s 2005 Long-Term Incentive Compensation Plan to each of the following named executive officers: Mr. Allen, Mr. Concannon, Mr. Forish and Mr. Lindop. These equity grants were made consistent with our equity compensation policies and reflect the Committee’s consideration of individual achievement, the market for executives of similar experience and responsibility, the size of past grants, expense and dilution considerations.

Annual bonus payments were approved in May 2009 aligned with the Compensation Committee decision discussed in the Annual Incentive section of the document and in the discussion of Mr. Nutter’s compensation.

In fiscal year 2009, Mr. Lindop received a long-term incentive equity award recognizing both past performance and providing retention based on his importance to future business strategy, worth $1,000,000; 80% distributed as stock options and 20% distributed as restricted stock units under the Company’s 2005 Long-Term Incentive Compensation Plan. The actual number of stock options and restricted stock units were determined based on the Black Scholes Value on the effective date of October 23, 2008. The options and restricted stock units vest over a period of five years following the grant date, October 23, 2008 provided Mr. Lindop remains an employee of the Company.

New Chief Executive Officer

On October 23, 2008 the Company’s Board of Directors decided that Brian Concannon would succeed Brad Nutter as President and Chief Executive Officer effective in April 2009. On April 2, 2009, Mr. Concannon was elected to the Company’s Board of Directors and appointed to his new positions.

On April 2, 2009 the Company’s Board of Directors set Mr. Concannon’s bonus targets and base salary for fiscal 2010. Mr. Concannon will receive an annual salary of $550,000 and be eligible for a bonus of up to $412,500. He will receive up to 80% of this bonus based on the achievement of the revenue and operating income objectives for the fiscal year. The remaining 20% is dependent on the achievement of individual performance objectives. All bonus related objectives are reviewed and approved by the Board of Directors.

In addition, the Board also approved the grant of options for the purchase of an aggregate of 32,845 shares of the Company’s common stock and granted 2,053 restricted stock units under the 2005 Long-Term Incentive Compensation Plan for Mr. Concannon. All such options and restricted stock units vest at the rate of 25% per year over the 4 years following the grant date. All of such options were granted at an exercise price of $55.37 per share.

The Company also entered into a new change in control agreement with Mr. Concannon. Under the agreement, if Mr. Concannon’s employment is terminated or he suffers a material diminution of compensation or responsibilities after a change in control, he will be entitled to 2.99 times his then base salary and target bonus. He will also be entitled to receive a payment equal to the cost of providing his medical, dental, life and disability insurance coverage for a period of 3 years, and outplacement services. The agreement does not provide cash payments immediately upon a change in control, but instead requires a “double trigger;” a change in control followed by (i) elimination of Mr. Concannon’s full time position, and (ii) a failure to offer to employ him in a comparable or better position in the then current location on a full-time basis at comparable or better rate of pay. An excise tax gross up provision is not contained within Mr. Concannon’s change in control agreement.

Under the agreement, the vesting of Mr. Concannon’s equity awards granted on and after April 2, 2009 which vest solely by reason of continued employment with the Company will be accelerated by a change in control in two circumstances. One, if the successor corporation refuses to assume or continue the equity awards or to substitute similar equity awards for those outstanding immediately prior to the change in control, then those equity awards vest. Two, if Mr. Concannon is eligible for the severance described above after an acquisition where the successor corporation does assume or continue the equity awards or substitutes a similar award, then those equity awards vest. For purposes of the agreement, a change of control is defined as a person or group acquiring 35% or more of the Company’s stock, a sale of substantially all the assets of the Company to an unrelated person, and certain mergers, reorganizations, consolidations and share exchanges.

Mr. Nutter relinquished his role as President and Chief Executive Officer of the Company. However, Mr. Nutter remains an employee of the Company as Executive Chairman of the Company’s Board of Directors and will receive an annual salary of $300,000 in connection with his new position. In his role as Executive Chairman, Mr. Nutter will not be eligible for a management bonus for fiscal year 2010 and is no longer covered by a change in control agreement. Mr. Nutter’s future long-term incentive grants will have values aligned with those of the Director grants.

Executive Share Ownership Program

To strengthen the alignment between the long-term interests of the employees and the stockholders, the Company maintains an executive share ownership program. This program covers the CEO, all executive officers, those employees who file reports of stock transactions pursuant to Section 16 of the Securities Exchange Act of 1934, certain other employees and outside Directors. Participants must have an ownership level equal to a multiple of base salary (or cash compensation in the case of Board members) as detailed in the table below. Shares that satisfy the ownership requirement are as follows:

• Shares purchased on the open market

• Shares acquired through the Company’s Employee Stock Purchase Plan

• Shares owned through the exercise and hold of stock options

• Vested “in the money” stock options

Ownership Requirements by Role

Ownership
Role	Requirement
CEO	2.5X

Executive and other Senior Management	2.0X

Certain other employees	1.0X

Director (non-employee)	5.0X	*

As of the last analysis all employees or Directors in designated roles were in compliance or within the grace period.

*     Director cash compensation is discussed at Director Compensation below.

Equity Grant Practices

All equity grants are determined and delivered in accordance with a formal policy. The policy describes the award determination, the process utilized to gain approval for awards and award timing. Annual grant dates and all other grants are aligned with the date on which the Committee approves the grants and grant timing is in accordance with the policy as described below.

Determination of Option Grant Prices

The base price of options is always the fair market value on the date of grant, in accordance with our long-term incentive policy. Under the 2005 Long-Term Incentive Compensation Plan fair market value is the average of the high and low trading prices on the date of grant. The differences between the closing price and this computation are disclosed in the Grants of Plan-Based Awards table.

Timing of Regular Equity Grants

Grants are typically provided upon hire based on the need to attract key talent at the executive level, and as part of the annual grant cycle. The Company does not generally utilize equity on an ad-hoc basis to reward individual performance. New hire grants are approved at a regularly scheduled Compensation Committee meeting following the hire date of an individual. The Committee reviews the grant details including the grant amount, the role of the executive, and the background of the executive in making the approval decision. The Committee does not delegate approval of new grants to management. If the grant is an option grant, the grant value is translated into the number of options based on the Black Scholes value on the date of grant (the date of the Committee meeting) and the exercise price of the option is the fair market value of the stock on the date of the Committee meeting.

The timing of the annual grant is in October of each year. Long-term incentive grants are never timed to correlate with specific business events.

Executive Benefits

Executives are provided a competitive benefits program that consists of health, life insurance, disability, and retirement benefits on the same basis as non-executive employees. Currently, there are no benefit programs or special perquisites set up for the exclusive use of executives.

Impact of Pay on Retirement Benefits

United States-based executives are eligible to participate in the Company’s tax-qualified 401(k) plan for United States-based employees. Their salary and annual incentive awards are treated as eligible pay under the Company 401(k) plan. The Company does not currently maintain any defined benefit pension or non-qualified plans for United States based executives. Outside the United States, retirement plans are determined based on local practices in the country of operation.

Severance Benefits

Separate agreements exist with all members of senior management regarding a change in control. These agreements are intended to provide executive leadership retention in the event of, or contemplation of, a change in control of the Company and provide executives with financial protection in case of loss of employment. These agreements do not provide cash payments immediately upon a change in control, but instead require a “double trigger;” a change in control followed by (i) elimination of the executive’s full time position, and (ii) a failure to offer to employ the executive in a comparable or better position in the then current location on a full-time basis at comparable or better rate of pay. See “Potential Payments upon Termination or Change in Control” for additional information.

We no longer use employment agreements with executives other than the agreements covering change in control. All other agreements in place at the start of fiscal year 2009 expired during the year.

Going forward, we will phase out the excise tax gross up provision within the current change in control agreements. Mr. Concannon’s agreement, approved by the Board of Directors in April 2009, is the first to reflect these changes.

Impact of Tax and Accounting on Compensation

Deductibility of Compensation

Internal Revenue Code Section 162(m) limits the amount the Company can deduct for non-performance based compensation to $1,000,000 for those named executive officers listed in the Summary Compensation Table. In fiscal 2009, all compensation paid to such officers was fully deductible. Although the Company has not adopted a formal policy, it is the Compensation Committee’s intent to compensate the executive team with payments that are deductible under the Internal Revenue Code.

Stock-Based Compensation Expense

The Company began recognizing stock-based compensation expense under Statement of Financial Accounting Standard 123R (“FAS 123R”) beginning in April 2006. In determining the appropriate fiscal 2009 long-term incentive grant levels the Company sought to balance its long-term incentive goals with the need to reduce shareholder dilution and manage stock compensation expense. To strike this balance the Committee analyzes stock compensation expense as a percentage of revenue and its impact on earnings, and basic and diluted earnings per share.

Recapture Provision

To further align the executive compensation program with the interests of shareholders and our culture of ethical behavior, the Committee approved the addition of a recapture provision to the annual incentive plan. Under this provision, if the Company is required to make an accounting restatement due to a material non-compliance with any financial reporting requirement under the securities laws as a result of misconduct, executives would be required to return any bonus payment to the extent permitted by governing law, to the degree that such payment was based on the achievement of financial results which were adjusted in the restatement. This same treatment may be extended to non-executive participants, where applicable, and to any employee whose actions violated the Haemonetics Code of Business Conduct.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Board of Directors of Haemonetics Corporation has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended March 28, 2009 for filing with the Securities and Exchange Commission.

THE COMPENSATION COMMITTEE

Pedro P. Granadillo, Chairman
Susan Bartlett Foote
Ronald L. Merriman

EXECUTIVE COMPENSATION

The following table summarizes the compensation of the Named Executive Officers for the fiscal years ended March 28, 2009, March 29, 2008 and March 31, 2007. The Named Executive Officers are the Company’s Chief Executive Officer, Chief Financial Officer, and three other most highly compensated executive officers ranked by their total compensation in the table below.

Summary Compensation Table for Fiscal Year Ended March 28, 2009

				Stock	Option	Non-Equity	All Other
				Awards ($)	Awards ($)	Incentive Plan	Compensation ($)
Name and Principal Position	Year	Salary ($)	Bonus ($)	(1)	(3)	Compensation ($)	(2)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(i)	(j)
Brad Nutter	2009	$520,000	$—	$21,449	$1,771,715	$761,280	$—	$3,074,444
Chief Executive Officer	2008	$520,000	$—	$—	$1,848,741	$308,048	$110	$2,676,899
	2007	$518,077	$—	$—	$2,359,911	$—	$2,294	$2,880,282

Christopher Lindop	2009	$400,548	$—	$36,532	$439,728	$255,769	$—	$1,132,577
Vice President, Finance and	2008	$385,000	$—	$6,733	$286,392	$99,549	$102	$777,776
Chief Financial Officer(3)	2007	$87,365	$300,000	$—	$41,693	$—	$287	$429,346

Peter M. Allen	2009	$384,513	$—	$19,181	$251,128	$274,574	$8,891	$938,287
President, Donor Division &	2008	$376,903	$200,000	$5,774	$317,065	$123,660	$7,996	$1,031,398
Chief Marketing Officer(4)	2007	$376,019	$—	$—	$372,573	$—	$15,991	$764,583

Brian P. Concannon	2009	$423,246	$—	$139,096	$291,980	$309,993	$8,913	$1,173,228
Chief Operating Officer(4)	2008	$400,105	$—	$108,096	$334,786	$114,234	$18,350	$975,572
	2007	$382,854	$200,000	$—	$378,859	$—	$19,263	$980,976

Robert B. Ebbeling	2009	$396,716	$—	$14,609	$292,210	$252,874	$6,000	$962,409
Vice President, Technical	2008	$384,301	$—	$5,982	$211,038	$98,201	$6,293	$705,815
Operations(4)	2007	$376,334	$200,000	$—	$174,633	$—	$8,546	$759,512

(1)	Represents the compensation costs of stock and option awards for financial reporting purposes for the year under FAS 123R, rather than an amount paid to or realized by the Named Executive Officer. See Footnote 11 “Capital Stock” to the Company’s consolidated financial statements set forth in the 10-K for the assumptions made in determining FAS 123R values.

(2)	Includes a matching company contribution for participation in the Company’s 401(k) plan. For Mr. Nutter, in FY 07, includes the cost of his spouse’s participation in a meeting of the Company’s Board of Directors to which spouses were invited. For Mr. Allen and Mr. Concannon, in FY 07 and FY 08, includes the cost of spouse participation in an annual incentive trip which they attended.

(3)	Mr. Lindop joined the Company in January 2007. The 2007 salary reflects his partial year of service. He was paid a $300,000 sign-on bonus.

(4)	Mr. Allen (in 2008), Mr. Concannon (in 2007), and Mr. Ebbeling (in 2007) each received a long-term cash award of $200,000 payable three years from the date of grant, provided the related executive remains an employee of the Company.

Grants of Plan-Based Awards Table for Fiscal Year Ended March 28, 2009

						All Other
					All Other	Option
					Stock	Awards:	Exercise
					Awards:	Number of	or Base		Grant Date
		Estimated Future Payouts Under			Number of	Securities	Price of		Fair Value
		Non-Equity Incentive Plan Awards			Shares of	Underlying	Option	Grant Date	of Stock
		(1)			Stock or	Option	Awards	Closing	and Option
					Units (#)	(#)	($/Sh)	Market	Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	(2)	(2)	(3)	Price	(4)
(a)	(b)	(c)	(d)	(e)	(i)	(j)	(k)	(3)	(l)
Brad Nutter	10/22/2008	$130,000	$520,000	$936,000	4,020	64,324	$54.55	$53.98	$1,441,447

Christopher Lindop	10/22/2008	$45,478	$181,913	$309,251	1,340	21,441	$54.55	$53.98	$480,476
	10/23/2008				3,064	49,020	$52.63	$53.74	$1,092,638

Peter M. Allen	10/22/2008	$43,462	$173,847	$347,693	952	15,247	$54.55	$53.98	$341,625

Brian P. Concannon	10/22/2008	$53,300	$213,200	$383,760	1,786	28,588	$54.55	$53.98	$640,598

Robert B. Ebbeling	10/22/2008	$44,963	$179,853	$305,751	—	—	$—	$—	$—

(1)	These columns show the potential value of the payout for each named executive under the 2009 Bonus Plan if the threshold, target or maximum goals are satisfied for all performance measures. The potential payouts are performance-driven and therefore completely at risk. For all executives, 70% of their stated potential cash bonus was solely dependent upon the achievement of the stated corporate financial performance targets for revenue, operating income and earnings per share for the fiscal year, and 30% was dependent upon the achievement of their individual performance objectives.

(2)	With the exception Mr. Lindop’s October 23, 2008 grant (which vests in five annual installments beginning on the first anniversary of the date of grant), grants vest in annual increments of 25% beginning on the first anniversary of the date of grant.

(3)	The exercise price of all the options granted equals the average of high and low of Haemonetics Common Stock on the grant date, so the exercise price of the stock option maybe higher or lower than the closing price of Haemonetics Common Stock on the grant date.

(4)	Represents the compensation costs of stock options for financial reporting purposes for the year under FAS 123R, rather than an amount paid to or realized by the Names Executive Officer. See Footnote 11 “Capital Stock” to the Company’s consolidated set forth in the Form 10-K for the assumption made in determining the FAS 123R values.

Outstanding Equity Awards for Fiscal Year Ended March 28, 2009

	Option Awards					Stock Awards
								Market
	Number of					Number of		Value of
	Securities	Number of				Shares or		Shares or
	Underlying	Securities				Units of		Units of
	Unexercised	Underlying		Option		Stock That		Stock That
	Options (#)	Unexercised		Exercise	Option	Have Not		Have Not
	Exercisable	Options (#)		Price	Expiration	Vested		Vested
Name	(1)	Unexercisable		($)	Date	(#)		($)
(a)	(b)	(c)		(e)	(f)	(g)		(h)
Brad Nutter	—	64,324	(6)	$54.5500	10/22/15	4,020	(6)	$220,135
	100,000	100,000	(1)	$52.7600	05/05/14	—		$—
	150,000	50,000	(2)	$41.1500	07/27/12
	250,000	214,324				4,020		$220,135

Christopher Lindop	—	49,020	(7)	$52.6300	10/23/15	3,064	(7)	$167,785
	—	21,441	(6)	$54.5500	10/22/15	1,340	(6)	$72,667
	5,309	15,929	(3)	$51.0700	10/24/14	1,327	(3)	$72,667
	29,188	29,189	(4)	$48.0900	01/25/14
	34,497	115,579				5,731		$313,118

Peter M. Allen	—	15,247	(6)	$54.5500	10/22/15	952	(6)	$52,132
	4,553	13,660	(3)	$51.0700	10/24/14	1,138	(3)	$62,317
	8,322	8,322	(1)	$52.7600	05/05/13
	14,250	4,750	(2)	$41.1500	07/27/12
	15,000	—		$26.1050	05/05/14
	93,650	—		$21.4600	09/03/13
	135,775	41,979				2,090		$114,448

Brian P. Concannon	—	28,588	(6)	$54.5500	10/22/15	1,786	(6)	$97,801
	5,722	17,168	(3)	$51.0700	10/24/14	1,430	(3)	$78,307
	8,322	8,322	(1)	$52.7600	05/05/13	10,000	(5)	$547,600
	14,250	4,750	(2)	$41.1500	07/27/12
	15,000	—		$26.1050	05/05/14
	100,000	—		$22.6350	09/15/13
	143,294	58,828				13,216		$723,708

Robert B. Ebbeling	4,719	14,160	(6)	$51.0700	10/24/14	1,179	(6)	$64,562
	8,322	8,322	(1)	$52.7600	05/05/13
	14,250	4,750	(2)	$41.1500	07/27/12
	15,000	—		$26.1050	05/05/14
	22,000	—		$31.6600	04/29/12
	10,000	—		$33.1500	04/30/11
	6,033	—		$22.9063	05/01/10
	80,324	27,232				1,179		$64,562

(1)	These stock options vest in three equal annual installments that began on May 5, 2008.

(2)	These stock options vest in two equal annual installments that began on July 27, 2008.

(3)	These stock options and RSUs vest in four equal annual installments that began on October 24, 2008.

(4)	These stock options vest in three equal annual installments that began on January 25, 2009.

(5)	These restricted shares vest in four equal annual installments that began on May 1, 2008.

(6)	These stock options and RSUs vest in four equal annual installments beginning on October 22, 2009.

(7)	These stock options and RSUs vest in five annual installments beginning on October 23, 2009.

Option Exercises and Stock Vested for Fiscal Year Ended March 28, 2009

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value Realized	Shares
	Acquired on	on Exercise ($)	Acquired on	Value Realized
Name	Exercise (#)	(1)	Vesting (#)	on Vesting ($)
(a)	(b)	(c)	(d)	(e)
Brad Nutter	400,000	$14,217,223	—	$—

Christopher Lindop	—	$—	332	$16,461

Peter M. Allen	—	$—	285	$14,130

Brian P. Concannon	—	$—	2,858	$151,375

Robert B. Ebbeling	43,298	$2,034,243	295	$14,626

(1)	Amounts reflect the difference between the exercise price of the option and the sale price at the time of exercise.

Potential Payments upon Termination or Change in Control

The following table describes the potential payments and benefits under the Company’s arrangements to which the named executive officers would be entitled upon termination of employment. The table was prepared on the assumption that the change in control event took place on the last business day of the fiscal year. Based on Brian Concannon’s succession to the role of President and Chief Executive Officer, the potential payments and benefits to both Brian Concannon and Brad Nutter would differ today as compared to payments and benefits that would have been received as of the end of our fiscal year 2009. If a change in control event were to now take place, Mr. Concannon’s potential payments and benefits would fall under his agreement as President and Chief Executive Officer and Mr. Nutter would no longer be eligible for potential payments and benefits.

As March 28, 2009, the change in control agreements provide that the executive shall be entitled to lump sum payments of 2.0 times the executive’s current base salary and target bonus (2.99 times current base salary and target bonus for the Chief Executive Officer) if their employment is terminated after a change in control. In addition, on a change in control, the executives are entitled to an acceleration of nonvested stock options, stock awards, and RSUs. In the event that an executive’s role is terminated after a change in control, certain employee benefits during the one-year period commencing on the date such termination occurs, and a payment covering the excise tax imposed on change in control payments after the payment of applicable income taxes by the executive. For purposes of the agreements, a “change in control” has occurred when any person becomes the beneficial owner, directly or indirectly, of more than 50% of the combined voting power of the Company’s outstanding stock or the stockholders of the Company approve a merger or consolidation of the Company with another corporation or a plan of liquidation, or an agreement for the sale of disposition of substantially all of the Company’s assets.

Severance Benefits in Connection with a Change-in-Control as of March 28, 2009

2.0x annual base; 2.99x annual base for CEO

2.0x annual target bonus; 2.99x for CEO

Health, Life, Disability, 401(k) benefit continuation for 1 year

Payment covering the excise tax after the payment of applicable income taxes by the executive

Equity vesting acceleration

As previously disclosed, on October 23, 2008 the Company’s Board of Directors decided that Brian Concannon would succeed Brad Nutter as President and Chief Executive Officer effective in April 2009. Under the agreement, the vesting of Mr. Concannon’s equity awards granted on and after April 2, 2009 which vest solely by reason of continued employment with the Company will be accelerated by a change in control in two circumstances. One, if the successor corporation refuses to assume or continue the equity awards or to substitute similar equity awards for those outstanding immediately prior to the change in control, then those equity awards vest. Two, if Mr. Concannon is eligible for the severance after an acquisition where the successor corporation does assume or continue the equity awards or substitutes a similar award, then those equity awards vest.

			“In the Money”	“In the Money”
	Cash	Continuation	Value of	Value of		Total
Termination	Severance	of	Vested	Unvested	Excise Tax	Termination
Circumstances	Payment	Benefits	Equity	Equity	Gross Up	Benefits
Mr. Nutter(1)
Voluntary Retirement	$0	$0	$0	$0	$0	$0
Involuntary
Termination—not for cause	$0	$0	$0	$0	$0	$0
Termination after change in control	$3,109,600	$22,677	$2,241,500	$1,114,143	$0	$6,487,921
Mr. Lindop
Voluntary Retirement	$0	$0	$0	$0	$0	$0
Involuntary
Termination—not for cause	$0	$0	$0	$0	$0	0
Termination after change in control	$1,172,325	$23,147	$232,400	$658,088	$0	$2,085,960
Mr. Allen(2)
Voluntary Retirement	$0	$0	$0	$0	$0	$0
Involuntary
Termination—not for cause	$0	$0	$0	$0	$0
Termination after change in control	$1,120,345	$22,349	$3,791,364	$233,795	$0	$5,167,853
Mr. Concannon(2)
Voluntary Retirement	$0	$0	$0	$0	$0	$0
Involuntary
Termination—not for cause	$0	$0	$0	$0	$0	$0
Termination after change in control	$1,279,200	$23,243	$4,030,475	$717,904	$0	$6,050,822
Mr. Ebbeling(2)
Voluntary Retirement	$0	$0	$0	$0	$0	$0
Involuntary
Termination—not for cause	$0	$0	$0	$0	$0	$0
Termination after change in control	$1,159,049	$23,128	$1,590,452	$181,950	$0	$2,954,578

(1)	Mr. Nutter’s employment agreement expired on March 31, 2008 and consistent with our philosophy to no longer use employment agreements was not renewed. As a result, Mr. Nutter is no longer eligible for termination benefits due to an involuntary termination.

(2)	Employment agreements for Mr. Lindop, Mr. Allen, Mr. Concannon, and Mr. Ebbeling were ended during the fiscal year 2009 and were not renewed. As a result, they are not eligible for termination benefits due to involuntary termination.

EQUITY COMPENSATION PLANS

As of May 22, 2009, there were 3,163,118 shares subject to issuance upon exercise of outstanding options under all of our equity compensation plans referred to in the table below, at a weighted average exercise price of $43.13. In addition, there were a total of 103,916 shares subject to outstanding restricted stock unit awards that remain subject to forfeiture. As of May 22, 2009, there were 2,548,850 shares available for future issuance under those plans (includes 607,554 shares available for purchase under the 2007 Employee Stock Purchase Plan in future periods).

The following table sets forth information as of March 28, 2009 with respect to compensation plans under which equity securities of the Company are authorized for issuance.

Number of securities available
	Number of securities to be		Weighted average	for future issuance under
	issued upon exercise of		exercise price of	equity compensation plans
	outstanding options,		outstanding options,	(excluding securities reflected
Plan Category	warrants and rights		warrants and rights	in columns (a))

Equity Compensation Plans approved by security holders	3,156,976	(1)	$42.89	2,609,335	(2)
Equity compensation plans not approved by security holders	—		—	—

Total	3,156,976		$42.89	2,609,335

(1)	Comprised of 3,054,674 options to purchase shares of the Company’s common stock and 102,302 shares issuable in connection with RSUs.

(2)	Represents 1,968,598 shares available for future issuance under the 2005 Long-Term Incentive Compensation Plan and 640,737 shares available for purchase under the 2007 Employee Stock Purchase Plan. Issuance of restricted shares and RSUs are permitted under the 2005 Long-Term Incentive Compensation Plan. Issuance of restricted shares and RSUs reduces the number shares available for issuance at a ratio of 2.5 shares to 1 restricted share or RSU issued.

For a description of the Company’s equity compensation plans, please see Footnote 11 to the Financial Statements included with the Annual Report on Form 10-K filed with the Securities and Exchange Commission on May 27, 2008. See also Appendix 1 hereto regarding 2005 Long-Term Incentive Compensation Plan.

DIRECTORS’ COMPENSATION

For fiscal year 2009, non-employee Director compensation included an annual retainer of $30,000 and fees for attendance at Board of Director meetings of $1,500 (and $750 for participation by phone). In addition, the Lead Director received a supplemental retainer of $24,000 and a one time stock award valued at $20,000. Each non-employee director received an equity grant of a $130,000 value. The Committee Chairs were paid an additional retainer as follows: Audit Committee Chair $12,000; Compensation Committee Chair $9,000; and Nominating and Governance Chair $6,000. For in person attendance at Committee meetings, members of the Audit Committee are paid $1,250 and members of the Compensation Committee and Nomination and Governance Committee each are paid $1,000. Members of each of the committees are paid $750 for participation by telephone.

Non-employee Director compensation in fiscal year 2009 is detailed in the following table.

	Current Compensation

Lead Director annual supplemental retainer		$24,000
Non-employee Director annual retainer		$30,000
Board meeting attendance (per day)	In person	$1,500
	By phone	$750
Equity granted on initial election to non-employee Directors	$200,000 value
Equity granted annually to non-employee Directors	$130,000 value
Audit Committee Chairman annual fee		$12,000
Audit Committee meeting attendance (per day)	In person	$1,250
	By phone	$750
Compensation Committee Chairman annual fee		$9,000
Compensation Committee meeting daily attendance	In person	$1,000
	By phone	$750
Nominating Committee Chairman annual fee		$6,000
Nominating Committee meeting daily attendance	In person	$1,000
	By phone	$750

The Nominating and Governance Committee is responsible for reviewing and recommending to the full Board any changes to Director Compensation. The Nominating and Governance Committee requests the analysis of competitive compensation for Directors be conducted by the Compensation Committee and its Compensation Consultant. This competitive analysis is performed regularly to determine the appropriate level of compensation for these positions. The most recent competitive analysis was performed in April 2008. There are no individual arrangements in place for specific Directors, with the exception of the Lead Director.

Director Compensation Table for Fiscal Year End March 28, 2009

	Fees Earned or
	Paid in Cash	Stock	Option	All Other
Name	($)(1)	Awards($)	Awards($)	Compensation($)	Total($)
(a)	(b)	(c)	(d)	(g)	(h)
Lawrence C. Best	$44,750	$18,123	$93,988	$—	$156,861
Susan Foote	$40,500	$18,123	$93,988	$—	$152,611
Ronald G. Gelbman	$78,000	$27,675	$93,988	$—	$199,663
Pedro P. Grandillo	$54,500	$18,123	$93,988	$—	$166,611
Mark W. Kroll	$40,750	$18,123	$93,988	$—	$152,861
Richard J. Meelia	$34,750	$18,123	$93,988	$—	$146,861
Ronald L.Merriman	$58,250	$18,123	$93,988	$—	$170,361

In fiscal 2009, each non-employee Director received an award of 354 RSUs and an award of 5,664 options to purchase common stock with grant date fair values of $20,550 and 102,043, respectively. Both the RSUs and options will fully vest on the one-year anniversary of the date of grant.

The aggregate total stock option awards outstanding are shown below:

				Outstanding Stock
Name	Grant Date	Expiration Date	Exercise Price	Options (Exercisable)
Lawrence C. Best	7/31/2008	7/31/2015	$58.46	—
	8/1/2007	8/1/2014	$49.92	4,592
	5/5/2006	5/5/2013	$52.76	6,000
	9/2/2005	9/2/2012	$44.74	6,000
	5/5/2004	5/5/2011	$26.11	6,000
	8/22/2003	8/22/2013	$20.47	20,000

Susan Foote	7/31/2008	7/31/2015	$58.46	—
	8/1/2007	8/1/2014	$49.92	4,592
	5/5/2006	5/5/2013	$52.76	6,000
	9/2/2005	9/2/2012	$44.74	6,000

Ronald G. Gelbman	7/31/2008	7/31/2015	$58.46	—
	8/1/2007	8/1/2014	$49.92	4,592
	5/5/2006	5/5/2013	$52.76	6,000
	9/2/2005	9/2/2012	$44.74	6,000
	5/5/2004	5/5/2014	$26.11	6,000
	4/15/2003	4/15/2013	$22.56	6,000
	4/29/2002	4/29/2012	$31.66	6,000
	5/1/2001	5/1/2011	$32.01	6,000
	5/1/2000	5/1/2010	$22.91	9,000
	1/25/2000	1/25/2010	$27.34	6,000

Pedro P. Granadillo	7/31/2008	7/31/2015	$58.46	—
	8/1/2007	8/1/2014	$49.92	4,592
	5/5/2006	5/5/2013	$52.76	6,000
	9/2/2005	9/2/2012	$44.74	6,000
	8/18/2004	8/18/2014	$29.90	20,000

Mark W. Kroll	7/31/2008	7/31/2015	$58.46	—
	8/1/2007	8/1/2014	$49.92	4,592
	5/5/2006	5/5/2013	$52.76	6,000
	1/3/2006	1/3/2013	$48.77	20,000

Ronald J. Meelia	7/31/2008	7/31/2015	$58.46	—
	8/1/2007	8/1/2014	$49.92	4,592
	5/5/2006	5/5/2013	$52.76	6,000
	7/27/2005	7/27/2012	$41.15	20,000

Ronald L. Merriman	7/31/2008	7/31/2015	$58.46	—
	8/1/2007	8/1/2014	$49.92	4,592
	5/5/2006	5/5/2013	$52.76	6,000
	7/27/2005	7/27/2012	$41.15	7,000

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the fiscal year ended March 28, 2009 the members of the Compensation Committee were, Pedro P. Granadillo, Susan Bartlett Foote, and Richard Meelia. No member of the Compensation Committee was an executive officer or employee of the Company or any of its subsidiaries during fiscal year 2009.

ITEM 2—	RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors, through its Audit Committee, has appointed Ernst & Young LLP, (“E&Y”) as independent registered public accounting firm to audit the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending April 3, 2010.

Representatives of E&Y are expected to be present at the annual meeting, and will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Accordingly, the Board believes ratification of the appointment of E&Y as the Company’s independent registered public accounting firm for the current year is in the best interests of the Company and its shareholders and recommends a vote FOR this Item 2.

Audit Committee Report(1)

Audit Committee Financial Expert

The Board has determined that all audit committee members are financially literate under the current listing standards of the New York Stock Exchange. The Board also determined that Mr. Lawrence Best qualifies as an “audit committee financial expert” as defined by the Securities and Exchange Commission rules adopted pursuant to the Sarbanes-Oxley Act of 2002.

Audit Committee Report

The Audit Committee is comprised of three or more directors, who meet the applicable independence and experience requirements of the New York Stock Exchange and the Securities and Exchange Commission, as determined by the Board, and operates under a written charter adopted by the Board.

The primary responsibility of the Committee is to oversee the Company’s financial reporting process on behalf of the Board and to report the results of their activities to the Board regularly. While the Committee has the responsibilities and powers set forth in its Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s consolidated financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Management is responsible for the preparation, presentation, and integrity of the Company’s consolidated financial statements and for the appropriateness of the accounting principles and reporting policies that are used by the Company. The independent registered public accounting firm is responsible for auditing the Company’s consolidated financial statements and for reviewing the Company’s unaudited interim consolidated financial statements. In so doing, it is the responsibility of the Committee to maintain free and open communication between the Committee, independent registered public accounting firm, internal auditors and management of the Company. The Audit Committee is also directly responsible for the appointment (subject to stockholder ratification), termination, and the compensation of the independent registered public accounting firm.

In this context, the Audit Committee reviewed and discussed the Company’s audited consolidated financial statements for the fiscal year ended March 28, 2009 with management and with the Company’s independent registered public accounting firm. Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. Discussions about the Company’s audited consolidated financial statements included the independent registered public accounting firm’s judgments about the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in its financial statements. The Committee also discussed with the independent registered public accounting firm other matters required by the Statement on Auditing Standards (“SAS”) No. 61, “Communication with Audit Committees,” as amended, as adopted by the Public Accounting Oversight Board in Rule 3200T.

The Company’s independent registered public accounting firm provided to the Committee written disclosures required by the Independence Standards Board Standard No. 1, “Independence Discussion with Audit Committees,” as adopted by the Public Company Accounting Oversight Board in Rule 3600T. The Committee discussed with the independent registered public accounting firm their independence from both management and the Company, and considered the compatibility of non-audit services with the independent registered public accounting firm’s independence. The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. All audit and non-audit services performed by the independent registered public

 (1) The material in this report is not “soliciting material,” is not deemed filed with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

accounting firm during this year ended March 28, 2009 were pre-approved in accordance with this policy.

Fees paid to the Company’s independent registered public accounting firm for fiscal 2009 and 2008 were comprised of the following:

	FY 2009	FY 2008

Audit Fees	$1,124,200	$1,212,699
Audit—Related Fees	57,473	39,840
Tax Fees	665,964	395,950
All Other Fees	0	0

Total	$1,847,637	$1,648,489

Audit fees consist of fees billed for the annual audit on consolidated financial statements and the audit services, including provision of consent and review of documentation filed with the Securities and Exchange Commission. Audit related fees consist of fees for consultation on accounting matters, advice in connection with management’s assessment of internal controls over financial reporting and the audit of the employee benefit plan. Tax fees include all fees paid for tax compliance, reporting, and planning.

Based on the Committee’s discussion with management and the independent registered public accounting firm, and the Committee’s review of the representations of management and the report of the independent registered public accounting firm to the Committee, the Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended March 28, 2008 filed with the Securities and Exchange Commission.

AUDIT COMMITTEE

Ronald L. Merriman, Chairman
Lawrence C. Best
Ronald G. Gelbman

Additional Information

Stockholder Proposals

Any proposal submitted pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934 for inclusion in the Company’s Proxy Statement and form of proxy relating to the 2009 Annual Meeting of Stockholders must be received at the Company’s principal executive offices in Braintree, Massachusetts on or before February 24, 2010. Any notice of a proposal submitted outside the processes of Rule 14a-8 which a stockholder intends to bring before the Company’s 2009 Annual Meeting of Stockholders will be untimely under the By-Laws of the Company unless notice thereof is given by the stockholder to the Secretary of the Company not later than May 1, 2010, nor earlier than April 1, 2010.

In accordance with the provisions of Rule 14a-4(c) promulgated under the Securities Exchange Act of 1934, if the Company does not receive notice of a stockholder proposal to be raised at its 2010 Annual Meeting on or before May 12, 2010, then in such event, the management proxies shall be allowed to use their discretionary voting authority when the proposal is raised at the 2010 Annual Meeting.

Other Matters

Management knows of no matters which may properly be and are likely to be brought before the meeting other than the matters discussed herein. However, if any other matters properly come before the meeting, the persons named in the enclosed proxy will vote in accordance with their best judgment.

Voting Proxies

The Board of Directors recommends an affirmative vote on all proposals specified. Proxies will be voted as specified. If authorized proxies are submitted without specifying an affirmative or negative vote on any proposal, the shares represented by such proxies will be voted in favor of the Board of Directors’ recommendations.

By Order of the Board of Directors

/s/  Alicia R. Lopez
Alicia R. Lopez, Secretary

Braintree, Massachusetts
June 18, 2009

REVOCABLE PROXY
Haemonetics Corporation
ANNUAL MEETING OF STOCKHOLDERS
DATE: July 30, 2009
TIME: 9:30 a.m.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
          The shareholder of record hereby appoints Brad Nutter and Brian Concannon with full power of substitution, as Proxies for the shareholder, to attend the Annual Meeting of the Shareholders of Haemonetics Corporation (the “Company”), to be held at Haemonetics Corporation, 400 Wood Road, Braintree, Massachusetts on Thursday, July 30, 2009 at 9:30 a.m., local time, and any adjournments thereof, and to vote all shares of the common stock of the Company that the shareholder is entitled to vote upon each of the matters referred to in this Proxy and, at their discretion, upon such other matters as may properly come before this meeting.
          This Proxy, when properly executed, will be voted in the manner directed herein by the shareholder of record. If no direction is made, this Proxy will be voted FOR all Proposals.
PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED
POSTAGE-PAID ENVELOPE OR PROVIDE YOUR INSTRUCTIONS TO VOTE VIA
THE INTERNET OR BY TELEPHONE.
(Continued, and to be marked, dated and signed, on the other side)
                    FOLD AND DETACH HERE

HAEMONETICS CORPORATION – ANNUAL MEETING, JULY 30, 2009
YOUR VOTE IS IMPORTANT!
Annual Meeting Materials are available on-line at:
http://www.cfpproxy.com/5091
You can vote in one of three ways:
1.	Call toll free 1-866-564-2331 on a Touch-Tone Phone. There is NO CHARGE to you for this call.
or
2.	Via the Internet at https://www.proxyvotenow.com/hae and follow the instructions.
or
3.	Mark, sign and date your proxy card and return it promptly in the enclosed envelope.
PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS
5091

X	PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY HAEMONETICS CORPORATION	Annual Meeting of Stockholders JULY 30, 2009

			Withhold	For All
		For	All	Except
1.	Election of Directors: (01) Ronald G. Gelbman (02) Brad Nutter
INSTRUCTION: To withhold authority to vote for any nominee(s), mark “Withhold” and write that nominee(s’) name(s) or number(s) in the space provided below.

Please be sure to date and sign this proxy card in the box below.	Date

Sign above

	For	Against	Abstain
2. To ratify the selection of Ernst & Young LLP as independent registered public accountants for fiscal year 2010.

3. To consider and act upon any other business which may properly come before the meeting.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL PROPOSALS.

Mark here if you plan to attend the meeting

Mark here to sign for future electronic delivery of Annual Reports and Proxy Statements.

Mark here for address change and note change

Note: Please sign exactly as your name appears on this Proxy.
If signing for estates, trusts, corporations or partnerships, title or capacity should be stated.
If shares are held jointly, each holder should sign.

IF YOU WISH TO PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR INTERNET, PLEASE READ THE INSTRUCTIONS BELOW

FOLD AND DETACH HERE IF YOU ARE VOTING BY MAIL

PROXY VOTING INSTRUCTIONS
Stockholders of record have three ways to vote:
1. By Mail; or
2. By Telephone (using a Touch-Tone Phone); or
3. By Internet.
A telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned this proxy. Please note telephone and Internet votes must be cast prior to 3 a.m., July 30, 2009. It is not necessary to return this proxy if you vote by telephone or Internet.

Vote by Telephone Call Toll-Free on a Touch-Tone Phone anytime prior to 3 a.m., July 30, 2009: 1-866-564-2331	Vote by Internet anytime prior to 3 a.m., July 30, 2009 go to https://www.proxyvotenow.com/hae
Please note that the last vote received, whether by telephone, Internet or by mail, will be the vote counted.

ON-LINE ANNUAL MEETING MATERIALS:	http://www.cfpproxy.com/5091

Your vote is important!